Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

December 16, 2008

Tel. 202-955-8500

Fax 202-467-0539

Computer Sciences Corporation
3170 Fairview Park Drive
Falls Church, VA 22042

Re:                              Computer Sciences Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Computer Sciences Corporation, a Nevada corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with an offer to exchange (the “Exchange Offer”) up to $700,000,000 principal amount of the Company’s 5.50% Senior Notes due 2013 and $1,000,000,000 principal amount of the Company’s 6.50% Senior Notes due 2018 (the “New Securities”) for a like principal amount of the Company’s outstanding notes of the same maturity and interest rate (the “Old Securities”).

The Exchange Offer is being made pursuant to the Registration Rights Agreement, dated as of March 3, 2008 (the “Registration Rights Agreement”).  The Registration Rights Agreement was executed in connection with the private placement of the Old Securities.

The Old Securities were issued and the New Securities will be issued pursuant to the Indenture dated as of March 3, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  The New Securities and the Indenture are each governed by the internal laws of the State of New York.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. Furthermore, in making our examination of executed documents and documents to be executed, we have assumed the parties thereto, other than the Company, had or will have the power, corporate, trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the applicable trustee shall have been qualified under the Trust Indenture Act of 1939, as amended, and a Form T-1 shall have been properly filed as an exhibit to the Registration Statement. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the New Securities, when executed, authenticated and delivered in the form contemplated by, and in accordance with the terms of, the Indenture and upon the terms set forth in the Exchange Offer, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP